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Verdant Brands, Inc.
9555 James Avenue S, Suite 200
Bloomington, MN 55431-2543
(952) 703-3300 Fax: (952) 887-1300



RELEASE DATE: November 14, 2000
RELEASE SOURCE CONTACT:  Bruce Mallory, President and COO


                 VERDANT BRANDS ANNOUNCES THIRD QUARTER RESULTS

MINNEAPOLIS, MN NOVEMBER 14, 2000. Verdant Brands today announced sales and earnings for its third quarter ended September 30, 2000. Sales for the third quarter ended September 30, 2000 were $10.3 million, down from $13.8 million for the same period in 1999. The Company also reported, after special charges, a net loss for the third quarter of ($9,040,000) or ($1.77) per share compared to net loss of ($2,458,000) or ($0.48) for the same quarter of 1999.

Sales for the nine months ended September 30, 2000 totaled $51.8 million compared to $63.4 million for the same period in 1999. The Company also reported a net loss for year-to-date operations of ($29,611,000) or ($5.79) per share compared to a net income of $45,000 or $0.01 for the same period in 1999.

Operations for the quarter included special charges of $1,000,000 for obsolete and excess inventory, and $2,329,000 for the sales of Valley Green and a portion of Pacoast assets. These charges relate to the continued financial problems of the Company and its decisions during the quarter to discontinue various products, and to sell certain assets and businesses of the Company. The Company previously announced during the last quarter that it had received a notice of default from its secured lender and that it had begun efforts to sell certain assets and businesses in an effort to retire its secured debt.

In response to cash flow problems, the Company placed a moratorium on the payment of approximately $16 million in trade accounts payable and certain other liabilities existing prior to May 31, 2000. This has caused many vendors, some critical to operations, to withhold credit and otherwise restrict the Company's ability to acquire materials and services. The Company's senior


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secured creditor is continuing to fund operations on a restricted basis, however, funding is inadequate for normal operations and the continuation of current funding is uncertain.

Commenting on a previous announcement regarding the potential sale of portions of the Company's business, Dean Bachelor, Chairman and CEO said, "The restructuring plan we put in place earlier this year is progressing as planned."

Verdant Brands, Inc. is a developer, manufacturer and supplier of pest control products and fertilizers to the retail, agricultural and professional markets using a variety of national, proprietary and private label brands, including Safer(R), Brand, Dexol(R), Black Leaf(R), Blocker(R), AllPro(R), SureFire(R), CheckMate(R), BioLure(R), Insectigone(R), and Ringer(R). The Company's stock is traded on the NASDAQ Bulletin Board under the symbol VERDob.


               SAFER HARBOR STATEMENT UNDER THE PRIVATE SECURITIES
                          LITIGATION REFORM ACT OF 1995

         The information contained in this press release includes forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company's efforts to deal with its financial problems, the Company's efforts to sell certain assets or businesses, the Company's ongoing relationship with its senior lender, the uncertainty of continued funding by its senior lender, and the Company's inability to operate normally. These forward-looking statements involve a number of risks and uncertainties, including: The Company's relationship with its senior lender; the Company's ability to successfully negotiate with its senior lender for continued funding, waiver of defaults and forbearance on foreclosure against the Company's assets; the Company's ability to conclude planned sales of assets or businesses and willingness of the Company's shareholders' to approve any such sales; the Company's ability to retain customers, vendors or personnel necessary to continue operations; and other factors disclosed in the Company's reports with Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statement in order to reflect events or circumstances that may arise after the date of this report. Readers are urged to carefully review and consider the various disclosures made by this press release and in the Company's filings with the Securities and exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect the Company's financial condition and results of operations.


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